UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF CALIFORNIA

In re:	Case No: 06-20046-A-11
Large Scale Biology Corporation,
Jointly Administered
Consolidated Debtor
Chapter 11
Tax ID# 77-0154648

Debtor(s)

QUARTERLY POST-CONFIRMATION REPORT
FOR THE QUARTER ENDING September 30, 20071

The Revested Debtor hereby submits the following post-confirmation report for this calendar quarter:

1.	Date of Entry of Order Confirming Plan:	Oct. 10, 2006

2.	Cash balance at the beginning of quarter:	$371,591
	Total Receipts during this quarter:	$795,171
	Total disbursements during this quarter:	$571,780
	Cash balance at the end of this quarter:	$594,982

3.	Payments made pursuant to the Plan:	$42,711
	Total paid this quarter:	$42,711
	Total payments to be made pursuant to the Plan:	$ 205,055
	Cumulative paid to date:	$183,364
	Balance remaining to be made under the Plan:	$ 21,691
_______________________
1 First Report shall be filed for the portion of the calendar quarter from the date of confirmation to the end of the quarter.  Subsequent reports shall be filed at the expiration of each calendar quarter thereafter until dismissal, conversion, or entry of a final decree closing the case.  Reports shall be fled with the Court and served upon the United States Trustee not later than twenty (20) days after expiration of the reported quarter.

	As of the end of this reporting period,	YES	NO

4.
Are all payments required by the confirmed plan current at this time?  [If “NO” attach explanatory statement identifying payments not made.  Include creditor, amount, and date due; reason for non-payment; and an estimated date when payments will be brought current]
Yes

5.	Do you currently anticipate a circumstance/event which will cause an interruption or cessation of payments or other performance under the plan? [If “YES”, attach an explanatory statement]	No

6.	Have quarterly fees due to the United States Trustee as of the date of this report been paid pursuant to the plan and 28 U.S.C. §1930(a)(6)?	Yes

7.
Have all motions, contested matters, and adversary proceedings been fully resolved?  [If “NO” for each motion, contested matter, or adversary proceeding attach a statement identifying the parties and nature of the dispute and state the anticipated resolution.]
Yes

8.	Has the order confirming the plan become non-appealable?	Yes

9.	Have deposits, if any, required by the plan been distributed pursuant to the plan? [If “NO” attach an explanatory statement.]	N/A (were none)

10.	Has any property proposed by the plan to be transferred been transferred pursuant to the plan?	N/A (were none)

11.	Does any property remain to be transferred pursuant to the plan? [If “YES” attach a statement identifying each property to be transferred and the anticipated date of transfer pursuant to the plan.]	N/A (were none)

12.	Has the Revested Debtor(s) or the successor of the Debtor(s) assumed the business or the management of the property dealt with by the plan?	Yes

13.	Anticipated date of motion for final decree:	Approx. 12/31/07

I declare and penalty of perjury that the statements set forth above are true and accurate.

Dated:	October 22, 2007
/s/ Randy Sugarman
Signature of Responsible Individual

Randy Sugarman
Print Name

		Current address:	3333 Vaca Valley Parkway, #1000
Vacaville, CA 95688

		Telephone Number:	(415) 385-7501

Large Scale Biology Corporation
Case No: 06-20046-A-11
Quarterly Post-confirmation Report for the Quarter Ending 9/30/07

Explanatory Statement

Item #4

1.           Fenwick & West $21,691 – Waiting for sale of assets to take place in order to bring the account current.  Sale expected in the fourth quarter of 2007.